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                                                                       Exhibit 5
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                               February 2, 2001



Redback Networks, Inc.
1195 Borregas Avenue
Sunnyvale, CA  94089

     Re: Redback Networks Inc. ("Company") Registration Statement for Offering of Shares of Common Stock

Ladies and Gentlemen:

     We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 4,500,000 shares of Common Stock under the 2001 Employee Option Plan, (ii) 7,686,564 shares of Common Stock under the 1999 Stock Incentive Plan, (iii) 360,000 shares of Common Stock under the Directors' Option Plan, (iv) 80,000 shares of Common Stock acquired by a Written Compensatory Agreement with Bill Miskovetz, (v) 80,000 shares of Common Stock acquired by a Written Compensatory Agreement with Dan Simone, and (vi) 20,000 shares of Common Stock under the Employee Patent Awards Program. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the plan, and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                      Very truly yours,


                                      /s/ Gunderson Dettmer Stough Villeneuve
                                          Franklin & Hachigian, LLP
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                                      Gunderson Dettmer Stough Villeneuve
                                      Franklin & Hachigian, LLP